Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EVERSPIN TECHNOLOGIES, INC.

EVERSPIN TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is EVERSPIN TECHNOLOGIES, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 16, 2008.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The first sentence of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 204,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 77,080,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

The first sentence of Article Fourth, Section B of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

“35,580,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” and 41,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” (and together with the Series A Preferred Stock, the “Series Preferred”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Everspin Technologies, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 29th day of July, 2016.

EVERSPIN TECHNOLOGIES, INC.

By:	/s/ Phillip LoPresti
Phillip LoPresti, Chief Executive Officer